Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2011 RESULTS

ALPHARETTA, GA, August 3, 2011 -- SWM (NYSE: SWM) today reported second quarter 2011 earnings results for the period ended June 30, 2011.

Second Quarter Financial Highlights:
•	Net sales of $206.2 million; $386.9 million year-to-date
•	Net income of $19.8 million; $36.0 million year-to-date
•	Operating profit, excluding restructuring and impairment expense, of $32.3 million; $59.7 million year-to-date
•
Diluted net income per share of $1.14, compared to $0.78 per share in second quarter 2010; excluding per share restructuring and impairment expense of $0.06 and $0.15, respectively, adjusted net income per share of $1.20 compared to $0.93 per share in the second quarter of 2010

•
Adjusted EBITDA from Continuing Operations of $41.6 million (Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure that excludes restructuring and impairment expenses. See non-GAAP reconciliations); $78.4 million year-to-date

Second Quarter Operational Highlights:
•	Increased Lower Ignition Propensity (LIP) cigarette paper and Reconstituted Tobacco Leaf (RTL) sales volumes
•	Achieved first month of profitable commercial operations at new EU LIP facility
•	Continued cost savings and benefits from operational excellence initiatives
•	Continued inflationary cost increases
•	Signed joint venture agreement for new Chinese RTL facility
•	Completed $75 million in SWM share repurchases in early July

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "SWM’s 2011 performance is beginning to benefit from LIP sales in Europe and improved results in our RTL business, especially compared to a weak 2010 second quarter.  We began commercial sales from our new LIP facilities in Europe in May, and in June, we generated the first profitable month of operations at our new primary European LIP production facility in Poland. Second quarter earnings benefited significantly from our operational excellence initiatives which more than offset continued wood pulp and energy cost increases as well as increased nonmanufacturing expenses."

"The RTL segment’s operating profit, excluding restructuring and impairment expenses, increased $8.4 million primarily due to higher volumes, cost-saving programs and favorable currency impacts.  Paper segment results were negatively impacted primarily by unfavorable inflationary cost increases, increased nonmanufacturing expenses, currency exchange impacts and start-up costs associated with new European LIP capacity which were partially offset by improved operational cost performance and the net benefit of increased LIP sales volume."

"In early July, we signed an agreement with the affiliates of China National Tobacco Corporation to form China Tobacco Schweitzer Reconstituted Tobacco Co. Ltd, or CTS, to be located at a site in Yuxi, Yunnan province.  Also during the second quarter, we repurchased 1.1 million shares of SWM stock on the open market and by early July completed the $75 million buyback authorization from our Board of Directors.  Including July activity, year-to-date repurchases of 2.2 million shares reduced total shares outstanding by 12%.  The repurchases are expected to be accretive to earnings by approximately $0.40 per share in 2011."

"Our second quarter results are within our expectations for full-year results and we maintain our guidance for SWM earnings to exceed $5.40 per share, now including an approximate $0.40 per share benefit from completed share repurchases. The expected annual growth in our earnings stems from European LIP demand that we project to ramp progressively through the second half of 2011 until we reach an approximate 40% share of the European market.  RTL results will likely be lower than first half 2011 results but somewhat improved over previous 2011 expectations. Across our operations, the primary factor pressuring earnings is continued inflation in energy costs and wood pulp costs.  We are confident our continued success in driving cost reductions through our cost savings and lean manufacturing efforts will help mitigate inflationary impacts until selling price adjusters begin to provide some recovery later this year."

Second Quarter 2011 Results

Net sales were $206.2 million in the three-month period ended June 30, 2011, versus $182.6 million in the prior-year quarter. Net sales increased due to $12.5 million in favorable foreign currency impacts primarily from the U.S dollar and euro and $11.7 million favorable effect of changes in sales volume, partially offset by $0.6 million in lower average selling prices.

Operating profit was $31.6 million in the three-month period ended June 30, 2011 versus $25.0 million in the prior-year quarter. The $6.6 million increase year over year in operating profit is due to $6.6 million in manufacturing cost reductions primarily from benefits of cost savings programs and operational excellence initiatives, $5.6 million favorable effect of higher sales volumes, $2.2 million in lower restructuring and impairment expenses and $1.7 million favorable mix of products sold. These items were partially offset by $5.4 million in increased nonmanufacturing costs, including higher legal expenses, $3.8 million increase in inflationary costs, primarily energy and wood pulp, and $1.7 million in European LIP start-up costs.

Joint Venture Agreement for New Chinese RTL Facility

During July 2011, the company entered into an agreement with the affiliates of China National Tobacco Corporation to form a joint venture to manufacture RTL in Yuxi, Yunnan Province in China to be named China Tobacco Schweitzer (Yunnan) Reconstituted Tobacco Co. Ltd., or CTS. SWM will own 50% of the venture. The remaining prerequisites to initiating construction include receipt of final Chinese government approvals and incorporation of the joint venture.  SWM’s 50% equity contribution is expected to be approximately $25 million to $30 million and will be financed using its current credit facilities and cash generated from operations. The company expects to begin contributing to the venture in the third quarter of 2011 and complete payments in 2012.  After a two-year construction period, SWM expects the joint venture will begin production in 2013.

Operational Trends (Volume, Pricing and Cost)

During the second quarter, sales volumes of LIP cigarette paper increased 27% versus the second quarter of 2010. Volume declined for traditional tobacco-related papers during the second quarter versus the prior-year quarter, reflecting lower demand in certain markets. Overall demand for tobacco related papers declined 9% for the quarter, or 4% if the increased sales volume from SWM’s unconsolidated Chinese paper joint venture, CTM, are included.

Second quarter sales volume of RTL increased versus the prior-year quarter at the LTR facility in Spay, France primarily in comparison to a low level of sales during the second quarter 2010 reflecting inventory reductions at that time by two customers. In January 2011, we announced changes to our Asian reconstituted tobacco strategy including the suspension of the greenfield RTL facility in the Philippines.  The activity to bring this project to an orderly suspension has now largely been completed.

Our Chinese paper joint venture CTM generated $1.1 million in income for the company during the second quarter, reflecting continued growth in sales volumes and operational improvements.

Year-to-Date Cash Flow and Quarterly Dividend

Cash provided by operations was $12.2 million for the six months ended June 30, 2011, compared with $74.7 million in the prior year.  The lower cash generation during the 2011 period was primarily due to a planned increase in working capital, totaling $41.0 million, primarily reflecting new working capital needs to support operations in Poland and payment of accrued severances and taxes.

Net debt, at June 30, 2011 was $103.9 million, compared with cash, net of debt, of $35.5 million at December 31, 2010. Total debt was 25.3% of capital at June 30, 2011.

Capital spending was $42.1 million and $25.8 million during the six-month periods ended June 30, 2011 and 2010, respectively. The increase in capital spending was primarily due to expenditures of $4.5 million on construction of the LIP printing facility in Poland and $29.0 million in 2011 toward construction of the RTL facility in the Philippines which is being completed to a state in which it can be held until the company determines to start its operations.

In 2011, capital spending is projected to total $55 million to $65 million, including $30 million to $35 million to complete suspension of the Philippine RTL project but excluding the benefit of expected equipment transfer to the planned China RTL joint venture.  Other cash uses during 2011 are expected to be $165 million to $175 million including share repurchases, increases in working capital, employee severance payments in France, China joint venture funding and other uses.   Over two-thirds of the full-year cash use projections have already been incurred during the first half of 2011.

SWM announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on September 29, 2011 to stockholders of record on August 29, 2011.

Conference Call

SWM will hold a conference call to review second quarter 2011 results with investors and analysts at 8:30 a.m. eastern time, on Thursday, August 4, 2011. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  SWM and its subsidiaries conduct business in over 90 countries and employ 2,850 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and a joint venture in China.  For further information, please visit the company’s Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 7 countries, a joint venture in China, and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.  In Brazil, we are currently generating more value-added tax credits than we utilize.  As of June 30, 2011, these credits totaled $17.8 million.  We are undertaking actions that, if successful, should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the actions being undertaken are not successful, we may record an allowance for a significant portion of the balance.

•
The company’s sales are concentrated to a limited number of customers.  In 2010, 45% of its sales were to its three largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, Philip Morris – USA began advising the company in 2009 that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product during the period April 2009 through December 2010.  Notwithstanding that the dispute is now over a year old, and SWM has consistently advised Philip Morris – USA that it disagrees with its position, Philip Morris -USA to-date has not instituted any formal action to bring this matter to a close.  Philip Morris - USA has also consistently paid the full invoiced amount from the date of the first notice of dispute to the present thereby avoiding any contention by SWM that the agreement has been breached for non-payment. Philip Morris - USA’s action reflects a requirement found in the Virginia Uniform Commercial Code, the law that governs the contract that suggests a party making full payment of a disputed invoice potentially waives any right to recover the amount paid unless such payment is accompanied by an explicit reservation of rights. Currently, the disputed amount is approximately $24.4 million.  While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company’s results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included in the blend that forms the column of tobacco in various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate, or the dynamics of the natural leaf tobacco market can have a material adverse affect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material adverse effect on our earnings from that product line and in past years the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

For additional factors and further discussion of these factors, please see SWM’s Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended June 30, 2011.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

(Tables to Follow)

SOURCE SWM

CONTACT:
Scott Humphrey
+1-770-569-4229
or
Pete Thompson
+1-770-569-4277
both of SWM
Web Site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2011	2010	Change

Net Sales	$206.2	$182.6	12.9%
Cost of products sold	151.1	137.3	10.1
Gross Profit	55.1	45.3	21.6

Selling expense	5.5	4.6	19.6
Research expense	2.4	2.1	14.3
General expense	14.9	10.7	39.3
Total nonmanufacturing expenses	22.8	17.4	31.0

Restructuring and impairment expense	0.7	2.9	(75.9)

Operating Profit	31.6	25.0	26.4
Interest expense	0.7	0.6	16.7
Other income (expense), net	(0.1)	(0.2)	(50.0)
Income from Continuing Operations Before Income Taxes and Income from Equity Affiliates	30.8	24.2	27.3
Provision for income taxes	11.6	9.1	27.5
Income from equity affiliates	1.1	0.7	57.1
Income from Continuing Operations	20.3	15.8	28.5
Loss from Discontinued Operations	(0.5)	(1.0)	(50.0)

Net Income	$19.8	$14.8	33.8%

Net Income (Loss) Per Share (Basic):
Income per share from continuing operations	$1.19	$0.85	40.0%
Loss per share from discontinued operations	(0.04)	(0.05)	(20.0)
Net income per share (basic)	$1.15	$0.80	43.8%

Net Income (Loss) Per Share (Diluted):
Income per share from continuing operations	$1.17	$0.83	41.0%
Loss per share from discontinued operations	(0.03)	(0.05)	(40.0)
Net income per share (diluted)	$1.14	$0.78	46.2%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	16,887,400	17,820,200

Diluted, including Common Share Equivalents	17,003,400	18,137,500

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2011	2010	Change

Net Sales	$386.9	$375.4	3.1%
Cost of products sold	284.6	276.6	2.9
Gross Profit	102.3	98.8	3.5

Selling expense	10.6	9.8	8.2
Research expense	4.4	4.1	7.3
General expense	27.6	22.4	23.2
Total nonmanufacturing expenses	42.6	36.3	17.4

Restructuring and impairment expense	1.7	6.5	(73.8)

Operating Profit	58.0	56.0	3.6
Interest expense	0.7	1.0	(30.0)
Other income (expense), net	0.1	(1.3)	N.M.
Income from Continuing Operations Before Income Taxes and Income from Equity Affiliates	57.4	53.7	6.9
Provision for income taxes	22.5	19.4	16.0
Income from equity affiliates	2.0	1.3	53.8
Income from Continuing Operations	36.9	35.6	3.7
Loss from Discontinued Operations	(0.9)	(2.2)	(59.1)

Net Income	$36.0	$33.4	7.8%

Net Income (Loss) Per Share (Basic):
Income per share from continuing operations	$2.12	$1.96	8.2%
Loss per share from discontinued operations	(0.06)	(0.12)	(50.0)
Net income per share (basic)	$2.06	$1.84	12.0%

Net Income (Loss) Per Share (Diluted):
Income per share from continuing operations	$2.10	$1.92	9.4%
Loss per share from discontinued operations	(0.05)	(0.12)	(58.3)
Net income per share (diluted)	$2.05	$1.80	13.9%

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	17,158,600	17,813,000

Diluted, including Common Share Equivalents	17,268,800	18,150,100

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	June 30	December 31
Unaudited	2011	2010

ASSETS
Cash and cash equivalents	$62.1	$87.3
Accounts receivable	113.5	98.9
Inventories	125.8	113.8
Other current assets	25.2	12.8
Net property, plant and equipment	474.7	440.8
Other noncurrent assets	104.7	96.8
Total Assets	906.0	850.4

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$8.7	$8.7
Other current liabilities	148.2	178.0
Long-term debt	157.3	43.1
Pension and other postretirement benefits	47.9	46.3
Deferred income tax liabilities	32.9	28.9
Other noncurrent liabilities	21.2	21.2
Stockholders' equity	489.8	524.2
Total Liabilities and Stockholders' Equity	$906.0	$850.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS)

Unaudited	2011	2010

Net income	$36.0	$33.4
Less: Loss from discontinued operations	0.9	2.2

Income from continuing operations	36.9	35.6
Depreciation and amortization	21.5	19.9
Restructuring-related impairment	-	0.4
Amortization of deferred revenue	(4.9)	(3.9)
Deferred income tax provision	2.0	12.3
Pension and other postretirement benefits	2.6	1.2
Stock-based compensation	2.0	3.5
Income from equity affiliates	(2.0)	(1.3)
Other items	(2.3)	(1.7)
Net changes in operating working capital	(41.0)	20.2

Net cash provided (used) by operating activities of:
- Continuing operations	14.8	86.2
- Discontinued operations	(2.6)	(11.5)
Cash Provided by Operations	12.2	74.7

Capital spending	(42.1)	(25.8)
Capitalized software costs	(1.0)	(6.1)
Investment in equity affiliates	(2.5)	-
Other investing	(1.4)	2.0
Cash Used for Investing	(47.0)	(29.9)

Cash dividends paid to SWM stockholders	(5.3)	(5.4)
Changes in short-term debt	0.7	1.7
Proceeds from issuances of long-term debt	204.5	48.0
Payment on long-term debt	(95.0)	(55.6)
Purchases of treasury stock	(104.5)	(0.8)
Proceeds from exercises of stock options	0.1	1.1
Excess tax benefits of stock-based awards	9.0	1.1
Cash Provided by (Used in) Financing	9.5	(9.9)

Effect of Exchange Rate Changes on Cash	0.1	0.1

Increase (Decrease) in Cash and Cash Equivalents	$(25.2)	$35.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

Net Sales	For the three months ended June 30,			For the six months ended June 30,
	2011	2010	% Change	2011	2010	% Change
Paper	$143.2	$133.6	7.2%	$268.3	$264.7	1.4%
Reconstituted Tobacco	63.0	49.0	28.6	118.6	110.7	7.1
Consolidated	$206.2	$182.6	12.9%	$386.9	$375.4	3.1%

Operating Profit (Loss) from Continuing Operations	For the three months ended June 30,				For the six months ended June 30,
			Return on Net Sales				Return on Net Sales
	2011	2010	2011	2010	2011	2010	2011	2010
Paper	$10.6	$10.8	7.4%	8.1%	$20.8	$20.0	7.8%	7.6%
Reconstituted Tobacco	26.3	18.1	41.7	36.9	46.3	44.0	39.0	39.7
Unallocated	(5.3)	(3.9)			(9.1)	(8.0)
Consolidated	$31.6	$25.0	15.3%	13.7%	$58.0	$56.0	15.0%	14.9%

Restructuring & Impairment Expense
	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Paper	$0.3	$2.7	$0.5	$6.3
Reconstituted Tobacco	0.4	0.2	1.2	0.2
Consolidated	$0.7	$2.9	$1.7	$6.5

Operating Profit from Continuing Operations Excluding Restructuring & Impairment Expense*

	For the three months ended June 30,				For the six months ended June 30,
			Return on Net Sales				Return on Net Sales
	2011	2010	2011	2010	2011	2010	2011	2010
Paper	$10.9	$13.5	7.6%	10.1%	$21.3	$26.3	7.9%	9.9%
Reconstituted Tobacco	26.7	18.3	42.4	37.3	47.5	44.2	40.1	39.9
Unallocated	(5.3)	(3.9)			(9.1)	(8.0)

Consolidated	$32.3	$27.9	15.7%	15.3%	$59.7	$62.5	15.4%	16.6%

* Operating Profit from Continuing Operations Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss) from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Non-GAAP financial measures:
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Income from continuing operations per diluted share	$1.17	$0.83	$2.10	$1.92
Plus: Restructuring & impairment expense per share	0.04	0.11	0.09	0.23
Adjusted Income from Continuing Operations Per Share	$1.21	$0.94	$2.19	$2.15

Net income per diluted share	$1.14	$0.78	$2.05	$1.80
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.04	0.11	0.09	0.23
Included in Loss from discontinued operations	0.02	0.04	0.03	0.09
Adjusted Net Income Per Share	$1.20	$0.93	$2.17	$2.12

Income from continuing operations	$20.3	$15.8	$36.9	35.6
Plus: Interest expense	0.7	0.6	0.7	1.0
Plus: Income tax provision	11.6	9.1	22.5	19.4
Plus: Depreciation & amortization	10.8	9.9	21.5	19.9
Less: Amortization of deferred revenue	(2.5)	(2.1)	(4.9)	(3.9)
Plus: Restructuring & impairment expense	0.7	2.9	1.7	6.5
Adjusted EBITDA from Continuing Operations	$41.6	$36.2	$78.4	$78.5

Cash provided (used) by operating activities of continuing operations	$12.7	$47.4	$14.8	$86.2
Less: Capital spending	(14.4)	(15.9)	(42.1)	(25.8)
Less: Capitalized software costs	(0.2)	(3.4)	(1.0)	(6.1)
Less: Cash dividends paid	(2.6)	(2.7)	(5.3)	(5.4)
Free Cash Flow - continuing operations	$(4.5)	$25.4	$(33.6)	$48.9

	June 30, 2011	December 31, 2010
Total Debt	$166.0	$51.8
Less: Cash	62.1	87.3
Net Debt (Cash)	$103.9	$(35.5)